Exhibit 10.16

MERCK & CO., INC.
SUPPLEMENTAL RETIREMENT PLAN
As Amended and Restated effective January 1, 2009

MERCK & CO., INC.
SUPPLEMENTAL RETIREMENT PLAN
I. PURPOSE
1.1 The Merck & Co., Inc. Supplemental Retirement Plan (the “Plan”) is intended to provide additional benefits to executive participants in the Merck & Co., Inc. Retirement Plan for Salaried Employees (the “Qualified Plan”) as follows: (i) benefits not payable by the Qualified Plan because of the limitations on benefits payable from the Qualified Plan set forth in Sections 415 and/or 401(a)(17) of the Internal Revenue Code of 1986, as amended, (ii) benefits not payable by such Qualified Plan because of the exclusion of deferred compensation from the Qualified Plan, (iii) a minimum aggregate benefit for the incumbents at time of actual retirement in positions designated as bona fide executive or high policymaking under the Company’s Corporate Policy on Executive Retirement, and (iv) an enhanced benefit for certain of such individuals who have held such positions prior to January 1, 1995.
II. DEFINITIONS
2.1 “ADEA-Exempt Employee” means an Employee who occupies a position designated as “bona fide executive” or “high policy making” under the Company’s Corporate Policy on Executive Retirement.
2.2 “Basic Supplemental Benefit” means the benefit described in Section 3.1 and 3.2 hereof.
2.3 “Beneficiary” means the individual, individuals or entity entitled to receive a death or survivor benefit under the Qualified Plan or pursuant to Section 4.2.
2.4 “Code” means the Internal Revenue Code of 1986, as amended.
2.5 “Committee” means the U.S. Compensation and Benefits Committee of the Company, a management committee appointed by the Compensation and Benefits Committee of the Board of Directors of the Company.
2.6 “Company” means Merck & Co., Inc. or any successor thereto.
2.7 “Compensation” means compensation as defined in the Qualified Plan; provided, however, that if an Employee defers, or if there is a mandatory deferral of, all or any portion of an award under an Incentive Plan in any year, such deferred amount will be included in Compensation for such year, notwithstanding any subsequent forfeiture.
2.8 “Credited Service” means credited service as defined in the Qualified Plan.
2.9 “Director” means the Global Benefits Leader or the successor thereto.

2.10 “Employee” means an employee of the Company or its subsidiaries who is a participant in the Qualified Plan. The following are not “Employees”: any person who (1) is an independent contractor for the Company or its Affiliates; (2) agrees or has agreed that he or she is an independent contractor for the Company; (3) has an agreement or understanding with the Company or its Affiliates that such person is not an Employee, even if that person previously has been an Employee; (4) is employed by a temporary or other employment agency, regardless of the amount of control, supervision or training provided by the Company or its Affiliates or (5) is a leased employee (as defined in Section 414(n) of the Code). The foregoing exclusion applies even if a court, agency or other authority rules that the person happens to be a common law employee of the Company or its Affiliates. “Employee” also excludes individuals who are included in a unit of employees covered by a collective bargaining agreement between employee representatives and one or more employers; provided, however, that such an employee may be an eligible employee during the period he or she is not covered by covered by a collective bargaining agreement and during which he or she participates in the Qualified Plan.
2.11 “Enhanced Credited Service” means credited service as defined in Section 3.3.
2.12 “Enhanced Supplemental Benefit” means the benefit described in Section 3.3.
2.13 “Incentive Plan” means the Merck & Co., Inc. Annual Incentive Plan, Executive Incentive Plan, Subsidiary Incentive Plan, Calgon Vestal Annual Incentive Plan or Kelco Annual Incentive Plan.
2.14 “Participant” means an Employee who has a benefit under this Plan.
2.15 “Plan” means the Merck & Co., Inc. Supplemental Retirement Plan as amended from time to time.
2.16 “Post-2004 Accruals” means benefits that accrued or will accrue (within the meaning of Section 409A of the Code) under the Plan on or after January 1, 2005
2.17 “Pre-2005 Accruals” means benefits that accrued (within the meaning of Section 409A of the Code) under the Plan on or before December 31, 2004
2.18 “Prior Benefit” means the benefit described in Section 3.3.
2.19 “Qualified Plan” means the Retirement Plan for the Salaried Employees of Merck & Co., Inc. as in effect from time to time.
2.20 “Supplemental Benefits” means the benefits provided for pursuant to Article III.
III. BENEFITS PAYABLE UNDER THIS PLAN
3.1. An Employee will be entitled to a Basic Supplemental Benefit in an amount equal to the excess of (a) over (b) where:

     (a) is the benefit which would have been paid to such Employee (or his/her Beneficiary) under the Qualified Plan if the provisions were administered (1) without regard to the limitations set forth in Section 415 and/or Section 401(a)(17) of the Code, and (2) as if the definition of Compensation set forth herein was substituted for the definition of compensation in the Qualified Plan; and
     (b) is the benefit which is payable to such Employee (or his/her Beneficiary) under the Qualified Plan.
3.2 An Employee who, at time of termination of employment or death,
     (a) is an ADEA-Exempt Employee and
     (b) in the case of termination of employment prior to normal retirement date, has had, immediately prior to such retirement, at least ten years of Credited Service, will be entitled at normal retirement date to a Basic Supplemental Benefit in an amount equal to the excess, if any, of $50,000 per year, on a life income basis, over the benefit which is payable to such Employee (or his/her Beneficiary) under the Qualified Plan and any other provision of this Plan. In the case of early or disability retirement or death prior to normal retirement date, such benefit will be reduced, prior to any reduction set forth in Section 4.1 below, by multiplying $50,000 by a fraction the numerator of which is such Employee’s years of Credited Service as of the date of such early or disability retirement or death and the denominator of which will be such Employee’s years of Credited Service assuming he/she terminated employment with the Company or an affiliate on his/her normal retirement date.
3.3 ADEA-Exempt Employees who are such Employees on or after March 1, 1988 and who are mandatorily retired at normal retirement date will be entitled to an Enhanced Supplemental Benefit determined as follows:
     (a) for each month of Credited Service earned under the Qualified Plan by an ADEA-Exempt Employee prior to or during the period in which such Employee is an ADEA-Exempt Employee, such Employee will be granted an additional month of Credited Service, up to an aggregate maximum of 35 years, such additional Credited Service constituting the Enhanced Credited Service for such Employee;
     (b) such Employee’s Basic Supplemental Benefit will be determined using the formula set forth in Section 3.1 above and as if the definition of Enhanced Credited Service set forth above were substituted for the definition of Credited Service in the Qualified Plan; the resulting increased benefit, less such Employee’s Basic Supplemental Benefit, and the benefit payable to such Employee under the Qualified Plan, will then be reduced by any other benefit paid or payable to such Employee under any other retirement plan, except for any retirement plan sponsored in whole or in part by the Company or any of its affiliates, in which he or she has ever participated regardless of the nature of the sponsor (including, without limitation, government-sponsored plans) (the “Prior Benefit”). The resulting amount will be such Employee’s Enhanced Supplemental Benefit. All benefit amounts used in determining the Enhanced Supplemental Benefit will be determined by the Company on a lump-sum basis utilizing the actuarial and interest rate assumptions employed as of the date of retirement by the Qualified Plan, or, in the case of a Prior Benefit previously distributed to an Employee, using such other interest rates as the Company deems appropriate under the circumstances;
     (c) subject to Section 3.3(d), such Employee will have a non-forfeitable right to the Enhanced Supplemental Benefit at such time as he or she has a non-forfeitable right to a benefit under the Qualified Plan;
     (d) at such time as any Employee becomes an ADEA-Exempt Employee, he or she will promptly provide the Company with confirmation, in such detail as may from time to time be required by the Company, of the nature and amount of any Prior Benefit. The Company may establish such rules and regulations as it deems appropriate in confirming the existence, nature and terms of payments of any such Prior Benefit. Failure of an Employee to comply with such rules and regulations or any other Company requests in this regard will result in forfeiture of the Enhanced Supplemental Benefit. The Company will determine whether any plan in which an Employee has participated is a plan providing a Prior Benefit and will determine the amount thereof and its decisions will be final and binding in all respects.
     (e) Enhanced Credited Service will be used only to calculate an Employee’s Enhanced Supplemental Benefit as described above and not for any other purpose under this Plan or the Qualified Plan.
     (f) In the case of the early or disability retirement or death prior to normal retirement date of an ADEA-Exempt Employee who would have been eligible for an Enhanced Supplemental Benefit upon retirement on his or her normal retirement date, an Enhanced Supplemental Benefit will only be payable with the consent of the Compensation and Benefits Committee of the Board of Directors of the Company.
     (g) Effective January 1, 1995, there will be no further accruals under the Enhanced Supplemental Benefit provisions of this Plan, except that those individuals listed on Exhibit One hereto will continue such accruals under the terms and conditions set forth in this Section.
IV. PAYMENT OF BENEFITS
4.1 With respect to Pre-2005 Accruals, the payment of Supplemental Benefits hereunder will be governed by the terms of the Qualified Plan, including but not limited to actuarial or other reductions relative to termination of employment or early retirement, and any applicable elections thereunder, with respect to date of commencement, form of benefit, payments in the event of death, vesting, and any other term, condition or election applicable to such benefits.
4.2 Section 4.1 notwithstanding, with respect to Pre-2005 Accruals,
     (a) An Employee who elects a lump-sum payment under the Qualified Plan may elect to receive his/her Supplemental Benefits in any other form allowed under the Qualified

Plan. Any such election must be made no later than the end of the calendar year preceding the year in which the Employee “Retires” (that is, the year of his or her Annuity Starting Date for the Qualified Plan); provided, however, that for elections made after 2008, such election shall not become effective before the first anniversary of the date it is received by the Company. In the event a Participant makes such an election, he/she will designate a Beneficiary to receive any death or survivor benefit which may become payable hereunder.
     (b) An Employee who is prohibited from electing a form of benefit under the Qualified Plan because spousal consent has not been obtained, as required under Section 417(a)(2)(A) of the Code, may elect to receive his/her Supplemental Benefit in any other form allowed under the Qualified Plan. Any such election must be made no later than the end of the calendar year preceding the year in which the Employee Retires; provided, however, that for elections made after 2008, such election shall not become effective before the first anniversary of the date it is received by the Company. In the event a Participant makes such an election, he/she will designate a Beneficiary to receive any death or survivor benefit which may become payable hereunder.
     (c) Any Employee eligible to make an election under paragraphs (a) or (b) of this Section may elect a lump sum under this Plan to be paid on the first of January following the Employee’s Normal Retirement Date regardless of whether the employee dies before that date, and the amount of the lump sum will be the exact amount that would have been paid if the Employee had elected a lump sum payable on his/her actual retirement date. Any such election must be made no later than the end of the calendar year preceding the year in which the Employee receives his benefit from the Qualified Plan; provided, however, that for elections made after 2008, such election shall not become effective before the first anniversary of the date it is received by the Company. In the event an Employee makes such an election, he/she will designate a Beneficiary to receive any death benefit which may become payable hereunder.
     (d) An employee who qualifies for a Disability Retirement (as defined in the Qualified Plan) will receive his or her Pre-2005 Accruals under this Plan at the same time and in the same manner as benefits are paid under the Qualified Plan without regard to any previous election under this Section.
4.3 With respect to Post-2004 Accruals, effective January 1, 2009,
     (a) Benefits will commence on the Post-2004 Start Date, which shall be the later of the first day of the first month following (i) the Participant’s post-2008 Separation from Service (within the meaning of Section 409A of the Code) or (ii) the Participant’s attainment of age 55. Benefits will be payable as a lump sum, calculated in the same manner as lump sums are calculated under the Qualified Plan for annuity starting dates on the Post-2004 Start Date unless the Participant has elected to defer receipt in accordance with 4.3(b) or (c).
     (b) During 2008, a Participant may make an election (an “Initial Election”) to receive benefits in the form of five or 10 Annual Installments, which shall commence as of the Post-2004 Start Date. The amount of such installments shall equal the present value of the amount described in 4.3(a) payable over five or 10 equal annual installments, subject to rounding, using the same interest rate, compounded monthly, as provided in 4.3(a).

Notwithstanding the foregoing, if on the Post-2004 Start Date the amount calculated under Section 4.3(a) does not exceed 25% of the annual compensation limit in effect under Section 417 of the Internal Revenue Code (or any successor thereto) for that year, a lump-sum payment calculated under Section 4.3(a) will instead be made.
     (c) After December 31, 2008, a Participant may elect to defer receipt of the Post-2004 Accruals by making an election (a “Deferral Election”) not less than 12 months before the Post-2004 Start Date. A Participant may only make one Deferral Election. The Deferral Election is irrevocable and is not effective until the first anniversary of the date it is received by the Company. A Deferral Election shall become payable either (i) in the case of a Participant who is younger than 54, on the first day of the month following the later of attainment of age 60 or Separation from Service or (ii) in the case of a Participant who is 54 or older, the first day of the month following the 5th anniversary of his or her Separation from Service. Payment of benefits of such Participant’s benefit shall be in the form of (x) a lump sum, (y) five annual payments or (z) 10 annual payments.
          (1) If in the form of a lump sum, the amount shall equal the future value of the lump sum calculated pursuant to Section 4.3(a) using the same interest rate used in Section 4.3(a), expressed as a monthly rate and compounded monthly.
          (2) If in the form of annual payments, the amounts shall be equal to the present value of the amount described in 4.3(c)(1) payable over five or 10 equal annual installments, subject to rounding, using the same interest rate, compounded monthly, as provided in 4.3(c)(1). Notwithstanding the foregoing, if at the time the first payment is to be paid the lump sum amount calculated under Section 4.3(c)(1) does not exceed 25% of the annual compensation limit in effect under Section 417 of the Internal Revenue Code (or any successor thereto) for that year, a lump-sum payment calculated under Section 4.3(c)(1) will instead be made.
     (d) Notwithstanding the foregoing, where a Participant dies and has not begun to receive Post-2004 Accruals, they shall be paid in a lump sum to the (1) Beneficiary, (2) current spouse (within the meaning of the Qualified Plan) if no Beneficiary has been designated or (3) estate, if there is no such spouse and no Beneficiary has been designated, of the Participant as soon as administratively feasible after such death using the assumptions applicable under the Qualified Plan. If a Participant has begun to receive installments of his or her Post-2004 Accruals but dies before receiving the last installment, such Beneficiary, spouse, or estate shall be paid the present value of the remaining, unpaid payments as soon as administratively feasible following such death using the lump-sum interest rate under the Qualified Retirement Plan that was used pursuant to Section 4.3(a).
     (e) Anything in the Plan to the contrary notwithstanding, for a Participant who prior to separation from service becomes “disabled” within the meaning of Treas. Reg. Sec. 1.409A-1(h)(1)(i) or any successor thereto, Post-2004 Start Date shall mean the first day of the 30th month after the onset of the disability (within the meaning of Section 409A of the Code) unless prior thereto the Participant recovers and returns to service with the Company. Such benefit shall be distributed in a lump sum, which shall not be reduced for early commencement, actuarially or otherwise. No further accruals shall apply to such participant under this Plan. In the event such a Participant dies prior to such 30th month, such benefit shall be paid in accordance with Section 4.3(d).
4.4 The creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a “domestic relations order” (as hereinafter defined) must be in accordance with this Section. In the event a right to a benefit hereunder is established pursuant to a domestic relations order, any benefit otherwise payable to the Participant or his/her beneficiary hereunder shall be appropriately reduced to reflect the effect of the domestic relations order. For purposes of the Plan, “Alternate Payee” means a person who would be an alternate payee under Section 414(p)(8) of the Code if the Plan were subject to Section 401(a) of the Code. A domestic relations order that is or purports to be applicable to the Qualified Plan does not apply to this Plan unless it satisfies the requirements of this Section. A domestic relations order shall mean any judgment, decree or order, including the approval of a property settlement agreement, provided that:
     (a) the order relates to the provision of child support, alimony or marital property rights and is made pursuant to state domestic relations or community property laws;
     (b) the order creates or recognizes the existence of an Alternate Payee’s right to receive all or a portion of the Participant’s benefit under this Plan;
     (c) the order specifies the name and last known mailing address of the Participant and each Alternate Payee covered by the order;
     (d) the order precisely and unambiguously specifies the amount or percentage of the Participant’s benefit to be paid to each Alternate Payee or the manner in which the amount or percentage is to be determined;
     (e) the order clearly specifies that it applies to this Plan;
     (f) the order does not require this Plan to provide any type of benefits or form of benefits not otherwise provided under this Plan;
     (g) With respect to post 2004 accruals, the order provides that the Alternate Payee shall receive his or her interest in the Plan in the same form and at the same time as the Participant receives his or her benefit; and
     (h) The Company’s legal department (or its delegate) determines that the order satisfies the requirements of this Article.
4.5. Benefit payments will be paid in cash from the general funds of the Company, and no special or separate fund will be established and no segregation of assets will be made to assure payment of distributions. Nothing contained in this Plan and no action taken pursuant to its provisions will create or be construed to create a trust of any kind. To the extent that any person acquires a right to receive benefits from the Company or its subsidiaries under this Plan, such right will be no greater than the right of an unsecured creditor of the Company or its subsidiaries.

V. PLAN ADMINISTRATION
5.1 The Plan is operated under the direction of the Board of Directors of the Company and administered by the Director and Employee Benefits Committee. Rules of general application to the Qualified Plan may be adopted for the administration of this Plan to the extent consistent with the purposes of this Plan.
5.2 The Director and Employee Benefits Committee have the full discretionary power and authority to make factual determinations, to interpret the Plan, to make benefit eligibility determinations, and to resolve all questions arising in the administration, interpretation and application of the Plan. They will correct any defect, reconcile any inconsistency, or supply any omission with respect to the Plan. All such corrections, reconciliations, interpretations and completions of Plan provisions are final, binding and conclusive upon the parties, including the Company, Employees, Participants, alternate payees, and their affiliates, families, dependents, beneficiaries, heirs, successors and assigns.
VI. CLAIMS AND APPEALS PROCEDURE
6.1. Determination of Claim
An Employee or his/her authorized representative may present a claim for benefits to the Director. The Director will make all determinations as to the Employee’s claim for benefits under the Plan. If the Director grants a claim, benefits payable under the Plan will be paid to the Employee as soon as feasible thereafter. If the Director denies in whole or part any claim for a benefit under the Plan, he/she will furnish the claimant with notice of the decision not later than 90 days after receipt of the claim. If special circumstances require an extension of time for processing the claim, the Director will provide a written notice of the extension during the initial 90-day period, in which case a decision will be rendered not more than 180 days after receipt of the claim. The written notice which the Director will provide to every claimant who is denied a claim for benefits will set forth in a manner calculated to be understood by the claimant:
     (a) the specific reason or reasons for the denial;

     (b) specific reference to pertinent Plan provisions on which the denial is based;
     (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
     (d) appropriate information as to the steps to be taken if the claimant wishes to submit his/her claim for review.
6.2. Appeal of Denied Claim
A claimant or his/her authorized representative may request a review of the denied claim by the Employee Benefits Committee. Such request will be made in writing and will be presented to the Employee Benefits Committee not more than 60 days after receipt by the claimant of written notification of the denial of the claim. The Employee Benefits Committee will render its decision on review not later than 60 days after receipt of the claimant’s request for review, unless special circumstances require an extension of time, in which case a decision will be rendered as soon as possible but not later than 120 days after receipt of the request for review. The decision on review will be in writing and will include specific reasons for the decision.
6.3 ERISA Section 503
It is intended that the claims procedure of the Plan be administered in accordance with regulations of the Department of Labor issued under ERISA Section 503.
6.4 Limitation of Action
No action at law or in equity (an “Action”) shall be maintained by a Participant, Beneficiary or other individual, entity or party (including but not limited to a person determined to be other than a Participant or Beneficiary) (a “Claimant”) against the Plan, the Company, their affiliates, agents, fiduciaries, officers, directors, employees, successors, assigns or plans (collectively, the “Plan Group”) unless (a) the Claimant has presented every basis or argument in support of the Action (a “Claim”) in strict accordance with both Sections 6.1 and 6.2 which Claim is denied in whole or in part and (b) unless the Action is commenced no later than one year after the date the Company provides notice of the adverse decision pursuant to Section 6.2. Where the Company puts the Claimant on notice of the Company’s or Plan’s intention with respect to the basis or argument in support of the Action, the Claimant must commence the process described in Section 6.1 within one year of such notice. A “Claim” includes but is not limited to a claim for benefits and a purported or actual fiduciary breach by any member of the Plan Group. The limitation of Action may only be tolled by a writing executed by the Director.
VII. AMENDMENT AND TERMINATION
7.1 The Committee, with the concurrence of the Chief Executive Officer of the Company, will have the right to alter or amend this Plan including the right to merge the Plan with any other retirement plan of the Company which is not qualified under Section 401(a) of the Code; provided that amendments which (i) result in a significant cost increase, or (ii) would have a significant adverse effect on rights of Employees including the termination of this Plan, or (iii) would have a significant effect on the long-term rights or liabilities of the Company, must be approved by the Board of Directors of the Company.
7.2 If this Plan is amended, the rights of an Employee to his/her accrued benefits under the Plan, determined as of the date of such amendment, will be nonforfeitable to the extent that any such amendment would reduce such Employee’s accrued benefits hereunder. If the Company terminates this Plan, the rights of an Employee to his/her accrued benefits will be nonforfeitable. If the Company terminates the Qualified Plan with respect to participants therein, Pre-2005 Accruals will be payable to affected Employees in accordance with all of the terms and conditions applicable to such Employees’ benefits under the Qualified Plan in the event of its termination; with respect to Post-2004 Accruals, benefits shall be payable in a lump sum at the earliest time permitted and as otherwise provided by Treas. Reg. Sec. 1.409A-3(j)(4)(ix) or any successor thereto.

VIII. MISCELLANEOUS
8.1 Except as otherwise provided in Section 4.4, no right to payment or any other interest of an Employee or his/her Beneficiary will be assignable or subject to attachment, execution or levy of any kind.
8.2 Nothing in this Plan will be construed as giving any Employee or Participant the right to continued employment with the Company.
8.3 No Supplemental Benefit will be deemed salary or other compensation to the Employee for the purpose of computing benefits to which he/she may be entitled under the Qualified Plan. This Plan will be binding upon and inure to the benefit of the Company and its successors and assigns and the Employee and his/her Beneficiary.
8.4 The Company may withhold from any benefits payable under the Plan any taxes required to be withheld pursuant to any law or governmental regulation or ruling and any amounts deemed to be owing to the Company for any reason within the Company’s reasonable discretion.
8.5 This Plan is not intended to be qualified under Section 401(a) of the Code.
8.6 This Plan is established and maintained pursuant to this written plan document and may not be amended, altered, terminated or administered except as provided herein. This plan document constitutes the complete Plan and benefits provided hereunder and supersedes any and all other agreements and understandings, both oral and written, as they relate to the subject matter of this Plan.
8.7 (a) The Plan is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Anything in the Plan to the contrary notwithstanding, with respect to Post-2004 Accruals, the Plan shall be interpreted and operated in compliance with the requirements, if any, of Section 409A (or any successor thereto) as in effect from time to time, including but not limited to applicable regulations of the U.S. Department of the Treasury or Internal Revenue Service including but not limited to Treas. Reg. Secs. 1.409A-1 through 1.409A-6 or any successor thereto. Any payment called for under the Plan that is subject to Section 409A as of a designated date shall be made no later than a date within the same tax year of a participant, or by March 15 of the following year, if later (or such other date as specified in Treas. Reg. Sec. 1.409A 3(d) or any successor thereto); provided further, that the participant is not permitted to designate the taxable year of payment.
       (b) Anything in the Plan to the contrary notwithstanding, to the extent required by Section 409A with respect to Post-2004 Accruals, distributions on account of a Separation from Service to a “Specified Employee,” as such term is defined in Section 409A, may not be made before the date which is six months after the date of Separation from Service (or, if earlier, the date of death of the employee). Where such a payment would have been made to a Specified Employee within such six-month period and such payment is one of a series of annual payments, the first payment shall be delayed as necessary and the remaining payments shall be made according to their elected schedule notwithstanding such delay, such that two otherwise annual payments may be made in a single year.

IX. Change in Control
9.1 This Article describes benefits under the Plan provided to a Participant who also is a participant (a “CIC Participant”) in and as defined in the Merck & Co., Inc. Change in Control Separation Benefits Plan (the “CIC Plan”) if such CIC Participant signs and returns the release of claims in use under the CIC Plan. Generally, CIC Participants are limited to certain Employees in Bands 1 and 2.
9.2 If a CIC Participant’s employment is terminated in circumstances entitling him or her to the Severance Benefits (as such term is defined in the CIC Plan) provided in Section 4.3(b) of the CIC Plan,
     (a) For a CIC Participant who participates in this Plan and on his or her Termination Date (as such term is defined in the CIC Plan) is not at least age 55 with at least ten years of Credited Service under the Qualified Plan but would attain at least age 50 and have at least ten years of Credited Service under the Qualified Plan within two years following the date of the Change in Control (as such term is defined in the CIC Plan and assuming continued employment during the entirety of such two-year period), then the CIC Participant shall be deemed to be eligible for a subsidized early retirement benefit under this Plan commencing no earlier than age 55 based on his or her Credited Service under this Plan accrued as of his or her Termination Date.
     (b) For a CIC Participant who participates in this Plan and on his or her Termination Date is not at least age 65 but would attain at least age 65 within two years following the date of the Change in Control without regard to years of Credited Service (assuming continued employment during the entirety of such two-year period), then the CIC Participant shall be deemed to be eligible for a benefit unreduced for early commencement under this Plan upon commencement of his or her benefit under this Plan.
     (c) For a CIC Participant who participates in this Plan and on his or her Termination Date is not eligible for the “Rule of 85 Transition Benefit” (as such term is defined in the Qualified Plan) but would have been eligible for the Rule of 85 Transition Benefit within two years following the date of the Change in Control (assuming continued employment during the entirety of such two-year period), then the CIC Participant shall be deemed to be eligible for the Rule of 85 Transition Benefit upon commencement of his or her benefit under this Plan.
9.3. If a CIC Participant’s employment is terminated in circumstances entitling him or her to the Severance Benefits provided in Section 4.3(a) of the CIC Plan,
     (a) If the CIC Participant participates in this Plan at any time prior to the Termination Date, the Company shall adjust the benefit payable thereunder
          (1) by adding a number of years of additional Credited Service to the CIC Participant’s existing Credited Service as of the Termination Date equal to the Multiple(as such term is defined in the CIC Plan),
          (2) by assuming for each of the years of Credited Service added pursuant to Section 9.3(a)(1) that the CIC Participant’s Compensation (as such term is defined in the Qualified Plan) was equal to the sum of the CIC Participant’s Base Salary and Bonus Amount,
          (3) by adding a number of years of age to the CIC Participant thereunder equal to the Multiple and
          (4) then by calculating the CIC Participant’s pension in accordance with the formula provided therein as of immediately prior to the Change in Control or, if greater, as of the Termination Date.
     (b) Anything in this Section 9.3 to the contrary notwithstanding, the application of the Multiple and any additional years of age shall not cause the CIC Participant’s total years of Credited Service or age to exceed the amount that would have applied to the CIC Participant if his or her employment had continued to age 65.
9.4 Benefits payable under this Article shall be at such times and in such forms as provided in Article IV.

EXHIBIT ONE
(NONE, effective January 1, 2009)